Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
(As of December 31, 2023)

Name	Jurisdiction of Organization
Millennium Operations LLC	Delaware
Magnum Management Corporation	Ohio
Cedar Fair Southwest Inc.	Delaware
Michigan's Adventure, Inc.	Michigan
Kings Island Company	Delaware
Wonderland Company Inc.	Delaware
Canada's Wonderland Company	Canada (Nova Scotia)
Cedar Point Park LLC	Delaware
Valleyfair LLC	Delaware
Worlds of Fun LLC	Delaware
Dorney Park LLC	Delaware
Knott's Berry Farm LLC	Delaware
Carowinds LLC	Delaware
Kings Dominion LLC	Delaware
Michigan's Adventure Park LLC	Delaware
Kings Island Park LLC	Delaware
Geauga Lake LLC	Delaware
California's Great America LLC	Delaware
New Braunfels Waterpark LLC	Delaware
Galveston Waterpark LLC	Delaware
Cedar Point Sports Park LLC	Delaware
Sawmill Creek LLC	Delaware